As filed with the Securities and Exchange Commission on May 30, 2008

Registration No.: 33-79640

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

AMERICAN SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1098795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

470 East Paces Ferry Road, N. E.

Atlanta, Georgia 30305

(404) 261-4381

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Henry B. Levi, Esq.

Baker, Donelson, Bearman,

Caldwell & Berkowitz, P.C.

Suite 1600, Monarch Plaza

3414 Peachtree Road, N. E.

Atlanta, Georgia 30326

Telephone: (404) 577-6000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

James C. Edenfield and

Vincent C. Klinges

American Software, Inc.

470 East Paces Ferry Road, N. E.

Atlanta, Georgia 30305

Telephone: (404) 261-4381

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a Smaller Reporting Company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE

This Registration Statement (No. 33-79640), as originally filed, related to the offering of 700,000 shares of American Software, Inc. common stock issuable under the American Software, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Since registering such shares, 49,960 shares have been issued by American Software, Inc. pursuant to the Plan, leaving 650,040 shares unissued.

This Post-Effective Amendment No. 2 is being filed for the purpose of making certain disclosures with respect to the Company’s change in Agent administering the Plan, among other things. The registration fees in respect of the common stock registered under File No. 33-79640 were paid at the time of the original filing of the Registration Statement on Form S-3.

P R O S P E C T U S

AMERICAN SOFTWARE, INC.

DIVIDEND REINVESTMENT AND

STOCK PURCHASE PLAN

The American Software, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) provides shareholders of our common stock with a convenient method of purchasing additional shares of our common stock. As of April 30, 2008, 650,040 shares of our common stock are available for issuance under the Plan. If you choose to participate in the Plan, you may:

•	Automatically reinvest any cash dividends on all of your American Software common stock.

•	Automatically reinvest any cash dividends on less than all of your American Software shares and continue to receive any cash dividends on your remaining American Software common stock.

•

Make optional cash investments from a minimum of $25 per investment to a maximum of $2,500 per quarter. Once additional shares are purchased, they will automatically be enrolled in the dividend reinvestment part of the Plan.

You must already be a shareholder of American Software, Inc. to participate in the Plan. You cannot purchase your shares through the Plan unless you are already a shareholder of American Software, Inc.

American Stock Transfer & Trust Company administers the Plan and is referred to in this Prospectus as the Agent of the Plan. It purchases shares of common stock directly from us as newly issued shares of common stock.

The price per share is equal to the average of the high and low sales prices for shares of our Class A Common Stock reported by the Nasdaq Global Market for the five trading days immediately preceding the purchase date or, if no trading occurs for a substantial amount of time during any such trading day, the Company will determine the purchase per share on the basis of such market quotations as it deems appropriate.

Please read this Prospectus carefully and keep it and all account statements for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY

STATE SECURITIES AGENCY HAS APPROVED OR DISAPPROVED OF

THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY

OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A

CRIMINAL OFFENSE.

The date of this Prospectus is May 19, 2008

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, DC 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our website address is www.amsoftware.com. Information contained on our website is not part of this prospectus.

The SEC allows us to “incorporate by reference” information into this Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. We are also incorporating by reference any future filings we make with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 between the date of this Prospectus and the date we sell all the common stock covered by this Prospectus. Any of those future filings will update, supercede and replace information contained in any documents incorporated by reference in this Prospectus at the time of future filings. These documents contain important information.

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2007.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2007.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2008.

•	Our definitive Proxy Statement dated July 30, 2007 filed pursuant to Section 14 of the Exchange Act.

•	The description of our Common Stock of the Company contained in the Registration Statement on Form 10 filed August 26, 1983.

•	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since April 30, 2007.

You can obtain any of the incorporated documents by contacting us or the SEC. If you request such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all the information incorporated by reference in the registration statement of which this Prospectus is part. You should address your requests to: Investor Relations, American Software, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305, (404) 261-4381.

You should rely only on the information contained or incorporated by reference in this Prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, and results of operations described in those documents may have changed since those dates.

AMERICAN SOFTWARE, INC.

We are the issuer of the shares of Class A Common Stock, par value $.10, offered hereby. Our principal executive offices are at 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305; telephone: (404) 261-4381. Our website address is www.amsoftware.com. Information contained on our website is not part of this prospectus. Unless the context requires otherwise, the “Company,” “we,” “us,” “our” and “ours” as used herein refer to American Software, Inc.

This Prospectus relates to 650,040 shares of Class A Common Stock authorized and remaining available for sale under the American Software, Inc. Dividend Reinvestment and Stock Purchase Plan as of the date of this Prospectus.

We suggest that you retain this Prospectus for future reference.

THE PLAN

The following question-and-answer statements constitute the American Software, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Our shareholders who do not wish to participate in the Plan will continue to receive cash dividends, if and when declared and paid. We re-evaluate our dividend policy on an ongoing basis. There is no assurance that we will continue to declare and pay dividends in the future.

Purpose.

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide record holders of our Class A Common Stock (“Common Stock”) with a simple and convenient method of automatically reinvesting any cash dividends and additional payments in shares of the Common Stock at a price equal to the average market price without payment of any brokerage commission or service charge. Since the additional shares will be purchased from us, we will receive additional funds needed for general corporate purposes.

2.	Does American Software, Inc. currently pay dividends on its Common Stock?

Yes. On February 19, 2008, we announced a quarterly dividend of $.09 per share, payable to shareholders of record at the close of business on May 16, 2008. The payment date for that dividend is on May 30, 2008. We cannot provide any assurance, however, that we will be able to continue this dividend policy.

Advantages.

3.	What are the advantages of the Plan?

•	The price of shares will be the market price average, as more fully explained under Question 14.

•	You will not be required to pay brokerage commissions or service charges in connection with purchases under the Plan.

•

Your funds will be fully invested because the Plan permits fractions of shares to be credited to your account. Dividends on such fractions, as well as on full shares, will be reinvested in additional shares and such shares credited to your account.

•	You will avoid the need for cumbersome safekeeping of stock certificates for shares credited to your account under the Plan.

•	Periodic statements of account reflecting all current activity, including purchases and latest balance, will simplify your record keeping.

Administration.

4.	Who administers the Plan for participants?

American Stock Transfer & Trust Company (the “Agent”) administers the Plan, acts as agent for the participants, keeps records, sends statements of account to each participant, and performs other duties related to the Plan. The Agent will hold the Common Stock purchased for you under the Plan in safekeeping until termination of your participation in the Plan or until the Agent receives a written request from you for withdrawal of all or part of your shares.

The Agent also acts as dividend disbursing and transfer agent for our Common Stock.

The Agent’s mailing address is as follows:

American Stock Transfer & Trust Company

Wall Street Station

P.O. Box 922

New York, New York 10269-0560

The Agent may resign at any time by giving us written notice. We may remove the Agent upon written notice to the Agent. In the event a vacancy occurs in the office of Agent, we will appoint a successor Agent. We may adopt rules and regulations to facilitate the administration of the Plan.

Participation.

5.	Who is eligible to participate?

If you are a stockholder and you have shares of Common Stock registered in your name, you are eligible to participate. If your Common Stock is registered in a name other than your own (e.g., in the name of a broker or bank nominee), and you want to participate, you must either make appropriate arrangements for your nominee to do so, or you must become a stockholder of record by having a part or all of your shares transferred to your own name.

You will not be eligible to participate in the Plan, however, if you reside in a jurisdiction outside the United States in which it is unlawful for us to let you participate.

6.	How does an eligible stockholder participate?

As a holder of record of our Common Stock, you may join the Plan by signing an Authorization Card and returning it to the Agent. We will provide a return envelope for this purpose. Where the stock is registered in more than one name (e.g., joint tenants, trustees, etc.), all registered holders must sign.

You may obtain an Authorization Card at any time by writing to the Agent at the address listed in Question 4.

7.	When may an eligible shareholder join the Plan?

Eligible shareholders may join the Plan at any time. A shareholder’s participation commences when the Agent receives the shareholder’s signed Authorization Card, provided that for dividend reinvestment the Agent must receive the Authorization Card at least five business days prior to the record date for the next dividend payment. Otherwise, participation commences on the following dividend payment date. See Question 13 for a discussion of Investment Dates.

Shareholders are cautioned that neither the Plan nor this Prospectus represent a guarantee that we will continue paying dividends in the future, which will depend upon the Company’s earnings, financial requirements, and other factors.

8.	Are shareholders enrolled in the Plan required to send in a new Authorization Card annually?

No. Shareholders enrolled in the Plan will continue to be enrolled in the Plan without further action on their part, unless the shareholder wishes to change his investment options or terminate his participation. (See Questions 10 and 24-25 for information concerning changing investment options and terminating participation in the Plan.)

9.	What does the Authorization Card provide?

The Authorization Card provides for the purchase of additional Common Stock through the following investment options:

A.	To reinvest in accordance with the Plan all of your cash dividends on all shares then or subsequently registered in your name and also make optional cash payments in amounts ranging from a $25 minimum to a cumulative $2,500 maximum per quarter per participant;

B.	To reinvest any cash dividends on only that number of shares registered in your name and specified by you in the appropriate space on the Authorization Card and also make optional cash payments in amounts ranging from a $25 minimum to a cumulative $2,500 maximum per quarter per participant; or

C.	To invest only by making optional cash payments in amounts ranging from a $25 minimum to a $2,500 maximum per quarter per participant.

You may select one of these options. In case you elect investment option A or B, cash dividends on all of the shares held by the Agent for your account under the Plan will be reinvested in accordance with the Plan.

10.	How may a participant change options under the Plan?

As a participant, you may change your investment options at any time by requesting a new Authorization Card and returning it to the Agent at the address set forth in Question 4 (see also Questions 7 and 8). To be effective for a particular dividend, the Agent must receive the new Authorization Card at least five business days prior to the record date for that dividend.

11.	How are optional cash payments made?

You can make optional cash payments by check or money order, or by automatic bank draft. You may make an initial optional cash payment when enrolling in the Plan by enclosing a check (made payable to “American Stock Transfer & Trust Company”) with the Authorization Card. Thereafter, optional cash payments may be made by using cash payment forms sent to you as part of your account statements.

Optional cash payments that you make by check or money order need not be in the same amount each time and there is no obligation to make an optional cash payment each quarter. However, should you elect to make optional cash payments through automatic bank draft, the draft must be in the same amount each quarter. Such draft would continue until you notify the Agent in writing that you wish to change the amount automatically drafted or terminate the automatic bank draft.

The Agent must receive optional cash payments at least five business days prior to an Investment Date in order to be invested on that date. (See Question 7.) Optional cash payments that the Agent receives less than five days before an Investment Date will be held until the following Investment Date. No interest is paid on optional cash payments pending investment. A participant may obtain the return of any optional cash payment by written request received by the Agent at least 48 hours before the next Investment Date.

12.	What are the limitations on making optional cash payments?

Optional cash payments may not be less than $25 per payment nor more than $2,500 per quarter. We reserve the right to direct the Agent to refuse any optional cash payments that, in the aggregate, exceed $2,500 per quarter with respect to the aggregate of all of a participant’s Plan accounts. We will direct the Agent to return any excess tendered amount of optional cash payments to the participant without interest.

13.	When are shares of Common Stock purchased through the Plan?

If we stop paying dividends on a regular basis, any optional payments during a particular quarter will be invested by purchasing shares on the 20th day of the second month of each fiscal quarter (March, June, September or December) (the “Investment Date”). If that date is not a business day, then the Investment Date would fall on the immediately preceding business day. While we continue paying dividends, we typically pay the dividend between the 1st day of the second month of the calendar quarter and the 1st day of the third month of the calendar quarter, although our Board may establish dividend payment dates on a different payment schedule. The actual dividend payment date would become the Investment Date both for optional cash payments or reinvested dividends.

You become the owner of the shares purchased through the Plan on the Investment Date. However, for federal income tax purposes, the holding period for such shares commences on the following day.

14.	What will be the price of shares purchased under the Plan?

The purchase price per share of shares purchased by you in the Plan with your reinvested dividends or with optional cash payments on any Investment Date will be the average of the daily closing prices of the shares reported on the Nasdaq National Market System for the five trading days immediately preceding that Investment Date.

If there is no trading in the shares reported on the Nasdaq National Market System for a substantial amount of time during any such trading day, the purchase price per share shall be determined by the Company on the basis of such market quotations as it shall deem appropriate.

15.	How many shares will be purchased for participants?

The number of shares purchased for you depends on the amount of your dividends or optional cash payments and the purchase price per share. Your account will be credited with that number of shares, including fractions computed to three decimal places, equal to your total amount to be invested divided by the applicable purchase price per share.

Costs.

16.	Are there any out-of-pocket costs to participants in connection with purchases under the Plan?

No. We will pay all costs of administering the Plan. There are no brokerage fees or commissions on shares you purchase under the Plan because shares are purchased from us.

You will incur charges, however, if you request the Agent to sell shares held in the Plan (see Question 23).

Taxes.

17.	What are the income tax consequences of participating in the Plan?

Automatically reinvesting any dividends under the Plan would not relieve you of any income tax that may be payable on such dividends. For federal income tax purposes, you will realize dividend income on the dividend payment date in an amount equal to the amount of the cash dividends that would otherwise have been paid to you. Your tax basis for shares purchased with such reinvested dividends will equal the purchase price (see Question 14) at which you acquire such shares.

You will not realize any taxable income upon investing optional cash payments in additional shares of Common Stock. The tax basis of shares you purchase directly from us with an optional cash payment will be the amount of such payment.

Your holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date on which you purchase the shares.

You will not realize any taxable income when you receive a certificate for whole shares credited to your account, either upon your request for issue to you of a certain number of those shares or upon withdrawal from or termination of the Plan.

You will realize gain or loss when shares are sold or exchanged, whether such sale or exchange is pursuant to your request to withdraw from the Plan or takes place after withdrawal from or termination of the Plan. You will also realize gain or loss if you withdraw from the Plan and receive a cash payment for a fraction of a share credited to your account. The amount of such gain or loss will be the difference between the amount you receive for the shares or fraction of a share and your tax basis, as defined above.

If you fail to provide us with a certified statement of your taxpayer identification number, dividends and proceeds from the sale of fractional or whole shares will be subject to federal income tax withholding. In addition, if you fail to certify that you are not subject to withholding on dividends as a result of a failure to report all dividend income on prior tax returns, then dividends generally will be subject to federal income tax withholding. If withholding from dividends is required, the appropriate amount of tax will be withheld and the balance will be reinvested. Certain shareholders (including most corporations) are exempt from the reporting requirements set forth in this paragraph.

We urge you to consult your own tax advisor to determine the particular tax consequences that may result from participation in the Plan and your subsequent disposal of shares you purchase pursuant to the Plan, including state, local and non-United States consequences and any special tax rules if you are neither a citizen nor a resident of the United States.

18.	How are income tax withholding provisions applied to foreign shareholders?

If you are a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to reinvest.

Reports to Participants.

19.	What kind of reports will be sent to participants in the Plan?

Shareholders who participate in the Plan through the reinvestment of any dividends or the investment of optional cash payments will be sent a quarterly statement of their accounts for any quarter in which an investment is made. These statements of account show any cash dividends reinvested and any optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of Plan shares held for the participant by the Agent, the number of shares registered in the name of the participant reinvesting dividends, and an accumulation of the transactions for the current calendar year to date. Quarterly statements are mailed as soon as practicable after each Investment Date. These statements are your continuing record of the cost of purchases of shares of Common Stock under the Plan, and you should retain the last cumulative statement of the year for income tax purposes.

If you request a reconstruction of your Plan transactions, you will be required to reimburse the Agent for its costs in assembling such data if still available. The Agent will not retain such records indefinitely.

In addition, you will receive copies of all communications sent to our shareholders, including quarterly reports, annual reports, notices of annual meetings and proxy statements and income tax information for reporting distributions (including dividends) that we pay.

Dividends on Fractions of Shares.

20.	Will participants be credited with dividends on fractions of shares?

Yes. Any dividends on fractions of shares, as well as on whole shares, will be credited to your account and will be reinvested in additional shares.

Certificates for Shares.

21.	Will certificates be issued for shares purchased?

No. Shares purchased through the Plan will be credited to your account under your name, but they will not be registered in your name. Certificates will not be issued to you for shares credited to your account unless you request the Agent in writing to do so or unless your account is terminated. The number of shares credited to your account under the Plan will be shown on the periodic statement of your account. This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates.

At any time you may request in writing that the Agent send you a certificate for all or part of the Common Stock that is credited to your account. The request should be mailed to the Agent at the address set forth in Question 4.

Any remaining whole shares and fractions of a share will continue to be credited to your account.

You may not pledge or assign any of the shares credited to your account under the Plan, and any such purported pledge or assignment will be void. If you want to pledge or assign such shares, you must request that a certificate for such shares be issued in your name.

We will not issue certificates for fractional shares under any circumstances.

An institution that is participating in the Plan and is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for shares purchased under the Plan. This request should be mailed to the Agent at the address set forth in Question 4.

22.	In whose name will certificates be registered when issued to participants?

The Agent maintains accounts under the Plan in the name in which you register your shares at the time you enter the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when issued to you upon your request. This would constitute reregistration, and you would be responsible for any transfer taxes that may be due and for compliance with any applicable transfer requirements. While shares are held in the Plan, they will be registered in the name of the Agent or in the name of its nominee.

23.	May shares held in the Plan be sold or transferred by a participant?

Yes. If you wish to sell any of your Common Stock held in the Plan, you may do so by submitting to the Agent a written request bearing your signature. Any cash payment from the sale is reduced by brokerage fees and expenses applicable to such sale, as well as any applicable transfer tax. Sales are executed weekly. Proceeds will be forwarded within ten business days after the sale.

If you wish to transfer any number of your shares held under the Plan, you may do so by submitting to the Agent a written request bearing your signature, guaranteed by a bank, trust company or member firm of a principal stock exchange. Certificates will be forwarded within ten business days after the request is received.

Termination of Participation.

24.	How does a participant terminate participation in the Plan?

In order to terminate your participation in the Plan, you must notify the Agent in writing that you wish to do so. Such notice should be addressed to the Agent at the address set forth in Question 4.

Upon termination, you may elect to receive: (a) stock certificates for full shares held for your account in the Plan, plus a check for the proceeds from the sale of any fractional share; or (b) a check for the proceeds from the sale of all shares held for your account, including any fractional share, less any brokerage fees or commissions and any applicable transfer tax. The Agent will make the sale for your account, at market, as soon as possible after the Agent receives said notice. The Agent will report the gross proceeds from the sale of shares to the Internal Revenue Service and to you.

The price used for payment of fractional shares will be the closing price of the Common Stock on the Nasdaq National Market System on the date the Agent receives the notice of termination or on the next preceding business day on which it is so traded, if there is no trading on the date of receipt.

25.	When may a participant terminate participation in the Plan?

You may terminate your participation in the Plan at any time.

If the Agent receives your request to terminate at least five business days prior to the record date for a dividend, any cash dividend paid on that dividend payment date will be paid to you by check. The Agent will then process your request for termination as promptly as possible following such dividend payment date.

Any subsequent dividends will be paid to you by check unless you re-enroll in the Plan, which you may do at any time.

The Agent may terminate your account by mailing a 30-day notice of termination to you at your last address of record with the Agent.

Other Information.

26.	What happens when a participant sells or transfers all of the shares registered in his name?

If you dispose of all shares registered in your name, the Agent will continue to reinvest the dividends on shares credited to your account under the Plan, subject to your right to withdraw from the Plan at any time.

27.	What happens when a participant sells or transfers some but not all of the shares registered in his name?

If you are reinvesting the cash dividends on all of the shares registered in your name (i.e., if you have elected Option A described in Question 9), and you dispose of a portion of such shares, the Agent will continue to reinvest any future dividends on the remainder of the shares registered in your name.

28.	What happens if the Company issues a dividend payable in stock or declares a stock split?

We will add to your account any dividend we pay in stock or split shares we distribute on shares credited to your account under the Plan.

We will mail directly to you any stock dividends or split shares we distribute on shares registered in your name in the same manner as to shareholders who are not participating in the Plan.

29.	If the Company has a rights offering, how will it handle the rights on the Plan shares?

In the event of a rights offering, the Agent will sell the rights on shares of Common Stock credited to your account under the Plan. The proceeds of the sale will be credited to your account and used as an optional cash payment to purchase Common Stock for your account on the first dividend payment date following the sale.

30.	How is a participant’s Plan account handled when a participant dies?

The Agent will hold your account and will reinvest any cash dividends as usual until the Agent receives a death certificate and written instructions from the legal representative of your estate to withdraw the shares. The certificate delivered to your representative will be registered in the exact name as indicated in the account. No optional cash payments may be made in your name after death. These same procedures will be followed in the event you are adjudicated incompetent.

31.	How will a participant’s shares held by the Agent be voted at shareholders’ meetings?

Shares held by the Agent for you will be voted as you direct.

We will send a proxy card to you in connection with any annual or special meeting of shareholders as in the case of shareholders not participating in the Plan. This proxy will apply to all whole shares registered in your own name, if any, as well as to all whole shares credited to your account under the Plan and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

As in the case of non-participating shareholders, if you do not indicate any instructions on a properly signed and returned proxy card, the proxy holders will vote all of your whole shares—those registered in your name, if any, and those credited to your account under the Plan—in accordance with the recommendations of our management. If you do not return the proxy card or you return it but do not properly sign it, your shares would be voted only if you or a duly appointed representative vote in person at the meeting.

32.	What are the responsibilities of the Company and the Agent under the Plan?

Neither we nor the Agent will be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate your account upon your death, the prices at which shares are purchased for your account, the timing of purchases, or fluctuation in market value of the Common Stock.

33.	Does participation in the Plan involve risk?

The Plan itself creates no risk. The risk to you is the same as with any other investment in shares of the Common Stock. Since purchase prices are established on the Investment Date, you lose any advantage otherwise available from being able to select the timing of investments. You should recognize that neither we nor the Agent can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan. We have included a summary of various important potential risks in our Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission.

34.	Who interprets and regulates the Plan?

We reserve the right, acting in good faith, to interpret and regulate the Plan as deemed desirable or necessary in connection with the Plan’s operations.

35.	Do I need to notify the Agent if my address is changed?

Yes. You should promptly notify the Agent of address changes by letter addressed to the Agent as set forth in Question 4.

36.	May the Plan be changed or discontinued?

Notwithstanding any other provision of the Plan, our Board of Directors reserves the right to amend, modify, suspend or terminate the Plan at any time, including the period between a record date and a dividend payment date. We will mail to all participants notice of any material amendment or modification, or of any suspension or termination. Unless otherwise required by law, amendments will be effective no sooner than 30 days after written notice to participants.

Upon termination of the Plan, a certificate for whole shares credited to your account under the Plan will be issued and a cash payment will be made for any fraction of a share credited to your account. Such cash payment will be based on the closing price of the Common Stock reported on the Nasdaq National Market System for such dates as are set forth in the notice of termination.

We intend to use our best efforts to maintain the effectiveness of the Registration Statement filed with the Securities and Exchange Commission covering the offer and sale of Common Stock under the Plan. However, we have no obligation to offer, issue or sell Common Stock to participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is not effective for any reason. Also, we may elect not to offer or sell Common Stock under the Plan to participants residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws make such offer or sale there impracticable or inadvisable. In any of these circumstances, we will pay dividends, if and when declared, in the usual manner to the shareholders and any optional cash payments we receive from such shareholder will be returned to him or her, without interest.

37.	What happens if the Agent cannot make purchases?

Neither we nor the Agent will be accountable for the inability to make purchases at the required times. The Agent will promptly mail to the participant a check payable to the participant’s order in the amount of any unapplied funds, without interest.

38.	How may shareholders obtain answers to other questions about the Plan?

Any additional questions should be addressed to:

American Stock Transfer & Trust Company

Wall Street Station

P.O. Box 922

New York, New York 10269-0560

Shareholders should mention American Software, Inc. in their correspondence and, if applicable, furnish Plan account numbers. Inquiries may be made to the Agent by telephone at 1-866-662-3927.

39.	What is sufficient notice to a participant?

Any notice, statement, or report which by any provision of the Plan we are required to give to a participant shall be in writing and shall be deemed to have been sufficiently given by being deposited, postage prepaid in a post office letter box addressed to the participant at the participant’s address as it shall last appear on the Agent’s records.

40.	What law governs the Plan?

The terms of the Plan and its operation are governed by the laws of the State of North Carolina, subject to the Georgia Business Corporation Code, as necessary, and to any federal laws regulating the Company and the Agent.

USE OF PROCEEDS

We do not know either the number of shares that will ultimately be purchased under the Plan or the prices at which such shares will be sold. We intend to add any proceeds we receive from sales of our shares to our general funds to be available for general corporate purposes, including capital expenditures. We are unable to estimate the amount of the proceeds that will be devoted to any specific purpose.

DESCRIPTION OF COMMON STOCK

Our authorized common stock consists of 50,000,000 shares of Class A Common Stock ($.10 par value) and 10,000,000 shares of Class B Common Stock ($.10 par value).

Dividends.

No cash or property dividend may be paid to holders of shares of Class B Common Stock during any fiscal year unless a dividend of $.05 per share has been paid in such year on each outstanding share of Class A Common Stock. This $.05 per share annual dividend preference is noncumulative. Dividends per share of Class B Common Stock during any fiscal year may not exceed dividends paid per share of Class A Common Stock during such year. Dividends, other than stock dividends, may be declared and paid on shares of Class A Common Stock without being declared and paid on shares of Class B Common Stock. Otherwise each class has identical dividend rights.

A distribution paid in shares of Class A Common Stock or Class B Common Stock may only be paid as follows: (a) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of shares of Class B Common Stock; and (b) the same number of shares shall be paid in respect of each outstanding share of Class A or Class B Common Stock. See “Description of Common Stock—Other Rights” for other restrictions on issuance of Class B Common Stock. The Company may not subdivide or combine shares of either class without at the same time proportionately subdividing or combining shares of the other class.

Voting Rights.

Except for the election or removal of Directors and except for class votes as required by law or our Articles of Incorporation, holders of both classes of common stock vote as a single class on all matters, with each share of Class A Common Stock entitled to cast one-tenth vote per share and each share of Class B Common Stock entitled to cast one vote per share. Neither class has cumulative voting rights.

Holders of Class A Common Stock, as a class, are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number of Directors) if the number of outstanding shares of Class A Common Stock is at least 10% of the number of outstanding shares of both classes of common stock. Currently, under this formula, the holders of Class A Common Stock are entitled, as a class, to elect two directors of the Company, and the holders of the Class B Common Stock are entitled, as a class, to elect six directors. Directors may be removed, with or without cause, by the holders of the class of common stock that elected them. The holders of a majority of the Class B Common Stock can and will continue to be able to elect a majority of the directors and thereby control us, regardless of the number of shares of Class B Common Stock outstanding from time to time.

In the future, if the outstanding shares of Class A Common Stock constitute less than 10% of the total shares of both classes of common stock outstanding, the holders of Class A Common Stock would lose the right to elect 25% of the Board of Directors. Instead, such holders would be entitled to cast one-tenth vote per share for all Directors, and the holders of Class B Common Stock would be entitled to cast one vote per share for all Directors.

Conversion.

Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock at the option of the holder.

Other Rights.

Our Class A Shareholders have no preemptive or other rights to subscribe for additional shares. Class B Shareholders have preemptive rights only as to Class B Common Stock. Class B Common Stock is subject to the restriction that it may not be issued or sold without the approval of holders of a majority of the Class B Common Stock. Accordingly, the Board of Directors must seek approval of the Class B Shareholders in order to enter into certain transactions which would involve issuance of additional shares of Class B Common Stock, such as a stock dividend. On liquidation, the Class A Shareholders are entitled to a preferential distribution of the par value of such shares ($.10 per share) before any distribution is made to the Class B Shareholders. No shares of either class are subject to redemption.

LEGAL OPINION

The legality of the securities offered hereby has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., Suite 1600, Monarch Plaza, 3414 Peachtree Road, N.E., Atlanta, GA 30326. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. is general counsel to the Company.

EXPERTS

The consolidated financial statements and schedule of American Software, Inc. and subsidiaries as of April 30, 2007 and 2006, and for each of the years in the three-year period ended April 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the April 30, 2007 consolidated financial statements refers to a change in accounting for stock-based compensation.

INDEMNIFICATION

Article IV, Section 11(a) of our Bylaws provide for indemnification of our directors and officers. Such indemnification provisions and the controlling provisions of the Georgia Business Corporation Code may be sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933.

Rights to indemnification, defense and insurance include and are in addition to any rights to indemnification, defense and insurance as may now or hereafter be provided by Georgia law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Information required pursuant to this Item 14 was previously filed with the Registration Statement on Form S-3 (Registration No. 33-79640) (the “Registration Statement”). Information regarding the additional expenses related to the preparation and filing of this Post-Effective Amendment No. 2 to the Registration Statement and the distribution of the prospectus filed as part of this Post-Effective Amendment No. 2 to the Registration Statement is provided below:

*Agent’s Fees and Service Charges	$5,000

*Legal Fees and Expenses	$3,000

*Accountant’s Fees and Expenses	$7,000

*Printing Costs	$2,500

Total Expenses	$17,500

*	Estimated through one year from the date of the Prospectus.

Item 15.	Indemnification of Directors and Officers

Under Article IV, Section 11(a) of Registrant’s By-Laws, provision is made for indemnification of Registrant’s directors and officers. Such indemnification provisions and the controlling provisions of the Georgia Business Corporation Code may be sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933.

Under Article IV, Section 11(d) of the Registrant’s By-Laws, the Registrant may furnish its directors and officers with directors and officers liability insurance. The Registrant has obtained Directors and Officers Liability Insurance coverage for liability incurred by its directors and officers for “Wrongful Acts” actually or allegedly incurred before or during the policy coverage. The coverage, which has certain deductibles and exclusions, includes liability incurred by a director or officer and for which the Registrant would be required or permitted to indemnify the director or officer.

The Registrant has entered into indemnity contracts with its directors and has the authority to enter into such contracts with its officers. Such contracts obligate the Registrant to indemnify the contracting director or officer to the full extent permitted by law to the extent not covered by liability insurance.

Rights to indemnification, defense and insurance include and are in addition to any rights to indemnification, defense and insurance as may now or hereafter be provided by Georgia law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference:

3.1	The Company’s Amended and Restated Articles of Incorporation, and amendments hereto, included as Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended October 31, 1990, and incorporated herein by this reference.

3.2	The Company’s Amended and Restated By-Laws dated November 13, 1989, included as Exhibit 3.1 to the Form 10-Q for the quarter ended January 31, 1990, and incorporated herein by this reference.

4.3	Dividend Reinvestment and Stock Purchase Plan of American Software, Inc., included within the Prospectus.

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included within Exhibit 5.1).

24.1	Power of Attorney (included on Page 19 hereof).

99.1	Form of Enrollment Card

Item 17.	Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of a registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom that prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on May 19, 2008.

AMERICAN SOFTWARE, INC.

By:	/s/ James C. Edenfield
James C. Edenfield, President, Chief Executive Officer, Treasurer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JAMES C. EDENFIELD and VINCENT C. KLINGES, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James C. Edenfield	President, Chief Executive Officer, Treasurer and Director	May 19, 2008
James C. Edenfield

/s/ Thomas L. Newberry	Chairman of the Board of Directors	May 19, 2008
Thomas L. Newberry

/s/ J. Michael Edenfield	Director, Executive Vice President	May 19, 2008
J. Michael Edenfield

/s/ W. Dennis Hogue	Director	May 19, 2008
W. Dennis Hogue

/s/ John J. Jarvis	Director	May 19, 2008
John J. Jarvis

/s/ Thomas L. Newberry, V.	Director	May 19, 2008
Thomas L. Newberry, V.

/s/ James B. Miller, Jr.	Director	May 19, 2008
James B. Miller, Jr.

/s/ Vincent C. Klinges	Chief Financial Officer	May 19, 2008
Vincent C. Klinges

/s/ Herman L. Moncrief	Controller and Principal Accounting Officer	May 19, 2008
Herman L. Moncrief

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Page 19 hereof).

99.1	Form of Enrollment Card

EXHIBIT 5.1

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

MONARCH PLAZA, SUITE 1600

3414 PEACHTREE ROAD, N.E.

ATLANTA, GEORGIA 30326

PHONE: (404) 577-6000

FAX: (404) 221-6501

May 30, 2008

American Software, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (No. 33-79640)

Ladies and Gentlemen:

You have requested an opinion in connection with Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (the “Post-Effective Amendment”), filed by American Software, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Post-Effective Amendment relates to an offering by the Company of its Class A Common shares, $.10 par value (“Common Stock”) pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

We have acted as counsel for the Company in connection with the registration of the Common Stock under the Act by means of the Post-Effective Amendment. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the shares of Common Stock to be issued or sold by the Company under such Plan will be, when issued or sold in accordance with such Plan, duly authorized, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. We hereby further consent to the references to this Firm under the caption “Legal Opinion” in said Post-Effective Amendment and related Prospectus of the Company.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Henry B. Levi
Henry B. Levi
Authorized Representative

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Software, Inc.:

We consent to the use of our reports dated July 16, 2007, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries (the “Company”) as of April 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended April 30, 2007, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007 and the effectiveness of internal control over financial reporting as of April 30, 2007, incorporated herein by reference in the Registration Statement on Form S-3 of the Company. Our report on the consolidated financial statements refers to a change in accounting for stock-based compensation in 2007.

/s/ KPMG LLP

Atlanta, Georgia

May 30, 2008

EXHIBIT 99.1

AMERICAN SOFTWARE, INC.

Dividend Reinvestment and Stock Purchase Plan Authorization Card

[see reverse side for signature(s)]

FULL DIVIDEND REINVESTMENT

☐	I want to reinvest dividends on all shares registered in my name and held for my account in the Plan. I may also make optional cash purchases.

PARTIAL DIVIDEND REINVESTMENT

☐	I want to reinvest dividends on only shares registered in my name. I may also make optional cash purchases.

OPTIONAL CASH PURCHASES ONLY

☐	I want to make only optional cash payments to the Plan. I do not want to reinvest dividends.

Please enroll me in the Plan as indicated above.

Use enclosed envelope or mail to:

American Stock Transfer & Trust Company
Wall Street Station
P.O. Box 922
New York, New York 10269-0560

PLEASE DO NOT RETURN THIS FORM	An optional cash payment may be made at the
UNLESS YOU INTEND TO PARTICIPATE	time of enrollment.
IN THE PLAN.	Optional Cash Payment Enclosed: $
Please make check payable to
NOTE: THIS IS NOT PROXY	American Stock Transfer & Trust Company

AUTHORIZATION CARD FOR PARTICIPATION

IN THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

FOR THE HOLDERS OF CLASS A COMMON STOCK OF AMERICAN SOFTWARE, INC.

I (we) hereby appoint American Stock Transfer & Trust Company. (the “Bank”) as my (our) agent subject to the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) set forth in the accompanying brochure, receipt of which is hereby acknowledged.

Except as limited on the reverse of this card, I (we) hereby authorize American Software, Inc. (the “Corporation”) to pay the Bank for my (our) account all cash dividends hereafter payable on shares of Class A Common Stock of the Corporation (“Stock”) registered in my (our) name or acquired for my (our) account under the Plan.

Except as limited on the reverse of this card, I (we) hereby authorize the Bank, as my (our) agent to (i) retain for credit to my (our) account any cash dividends and any shares of Stock distributed as a non-cash dividend or otherwise on the shares of Stock held in the Plan (“Plan Shares”) and credited to my (our) account, (ii) distribute to me (us) any other non-cash dividend paid on Plan Shares, and (iii) apply such cash dividends and/or any optional cash payments made by me (us) pursuant to the Plan to the purchase of Stock in accordance with the Plan.

This appointment and authorization is given with the understanding that I (we) may terminate it at any time by so notifying the Bank in writing.

Social Security or Tax Identification Number

Date: ,
Signature(s) (Sign exactly as Name or Names Appear on Reverse Side or on Stock Certificates)